Exhibit 10.5            Summary of Ecology and Environment, Discretionary
                           Performance Plan

The Company's Discretionary Performance Plan ("DPP") was established to provide a direct connection between pay and performance, thereby supporting increased overall Company performance through increased individual performance. The Directors select DPP participants, and in its discretion, established the year-end bonus pool based upon profitability of the Company. Bonuses are awarded to the Company's management personnel, including Executive Officers, based on their individual performance, industry practices and the performance of the Company as a whole. At the discretion of the Directors, the bonuses can be paid in cash or stock awards under the Ecology and Environment, Inc. 1998 Stock Award Plan. Amounts paid to employees constitute part of the employee's annual cash compensation.




                                       47